Exhibit 10.12

EXECUTION VERSION

SECOND AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Second Amended & Restated Employment Agreement (the “Agreement”), entered into on September 4, 2018, is made by and between James D. DeVries (the “Executive”) and ADT LLC, a Delaware limited liability company (together with any of its subsidiaries and Affiliates as may employ the Executive from time to time, and any and all successors thereto, the “Company”).

RECITALS

A.The parties hereto have previously entered into an employment agreement, dated December 14, 2016, which was subsequently amended and restated on December 19, 2017 (the “Prior Agreement”).

B.The parties hereto wish to amend and restate the Prior Agreement in its entirety as set forth herein.

C.It is the desire of the Company to assure itself of the continued services of the Executive by engaging the Executive to perform services under the terms hereof.

D.The Executive desires to continue providing services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Certain Definitions.

(a)    “Action” shall have the meaning set forth in Section 10.

(b)    “ADT Inc.” shall mean ADT Inc., a Delaware corporation and indirect parent of the Company.

(c)    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(d)	“Agreement” shall have the meaning set forth in the preamble hereto.

(e)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(f)	“Annual Bonus” shall have the meaning set forth in Section 3(b).

(g)	“Board” shall mean the Board of Directors of ADT Inc.

(h)    The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s conviction of, or plea of nolo contendere to, any felony or other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to ADT Inc., the Company or any subsidiaries or other Affiliates thereof, or any of its customers or suppliers that results in material injury to ADT Inc., the Company or any of their subsidiaries, (ii) the Executive’s substantial and repeated failure to perform duties as reasonably directed by the Board (not as a consequence of Disability) after written notice thereof and failure to cure within ten (10) days, (iii) the Executive’s fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to ADT Inc., the Company or any of their subsidiaries, (iv) the Executive’s willful violation of the written policies of ADT Inc., the Company or any of their subsidiaries or Affiliates, or other willful misconduct in connection with the performance of his duties that in either case results in material injury to ADT Inc., the Company or any of their subsidiaries, after written notice thereof and failure to cure within ten days, (v) the Executive’s material breach of the Agreement that results in material injury to ADT Inc., the Company or any of their subsidiaries, and failure to cure such breach within ten (10) days after written notice, or (vi) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Executive becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which the Executive is subject, including without limitation Sections 6 and 7 hereof, that results in material injury to ADT Inc., the Company or any of their subsidiaries.

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)“Company” shall, except as otherwise provided in Sections 6 and 7, have the meaning set forth in the preamble hereto.

(k)“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b), or (iii) if the Executive’s employment is terminated upon expiration of the Term due to either party’s non- renewal in accordance with Section 2(b), the last day of the then-current Term.

(l)“Disability” shall mean the disability of the Executive caused by any physical or mental injury, illness, or incapacity as a result of which Executive has been unable to effectively perform the essential functions of Executive's duties for a continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365-day period, as determined by the Board in good faith.

(m)“Effective Date” shall mean December 1, 2018 (or the day immediately following such earlier date on which the current Chief Executive Officer of ADT Inc. ceases to be the Chief Executive Officer of ADT Inc. and its subsidiaries and Affiliates).

(n)	“Executive” shall have the meaning set forth in the preamble hereto.

(o)The Executive shall have “Good Reason” to resign from his employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company or any of its subsidiaries without his consent: (i) a decrease in the Executive’s annual Base Salary, (ii) a decrease in the Executive’s Target Bonus, (iii) any failure by the Company to pay any material compensation due and payable to Executive in connection with his employment or the employment agreement, (iv) any material diminution of the duties, responsibilities, authority, positions, or titles

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of the Executive, (v) the Company’s requiring Executive to be based at any location more than thirty (30) miles from the Boca Raton, Florida, area, or (vi) any material breach by the Company of any term or provision of the Agreement;

provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless the Executive has notified the Company in writing describing the events that constitute Good Reason within forty-five (45) days following the first occurrence of such events and then only if the Company fails to cure such events within thirty (30) days after the Company’s receipt of such written notice.

(o)	“Initial Term” shall have the meaning set forth in Section 2(b).

(p)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(q)“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(r)	“Proprietary Information” shall have the meaning set forth in Section 7(a).

(s)	“Severance Period” shall have the meaning set forth in Section 5(b)(i).

(t)	“Target Bonus” shall have the meaning set forth in Section 3(b).

(u)	“Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a)    In General. The Company shall continue to employ the Executive, and the Executive shall continue in the employment of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)    Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the May 23, 2016, and ending on May 23, 2021, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1) year periods (together with the Initial Term, the “Term”), unless either party hereto gives notice of the non-extension of the Term to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)	Position and Duties.

(i)    Prior to the Effective Date, the Executive shall serve as President of ADT Inc. with responsibilities, duties, and authority customary for such position. As of the Effective Date, the Executive shall (i) cease serving as President of ADT Inc. and its subsidiaries and Affiliates and (ii) serve as Chief Executive Officer of ADT Inc. with responsibilities, duties, and authority customary for such position. Such duties, responsibilities, and authority may include services for one or more subsidiaries of ADT Inc. (including, but not limited to, the Company).

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Prior to the Effective Date, the Executive shall report to the Chief Executive Officer of the Company. As of the Effective Date, the Executive shall report to the Board. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to
(A)serve on civic, charitable, and religious boards and, with advance notice to the Board, one (1) for-profit board of directors, and (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates, and do not otherwise compete with the business of the Company or its Affiliates.

(ii)    As of the Effective Date, the Executive will be appointed as a member of the Board. During the Term, but following the Effective Date, ADT Inc. shall nominate the Executive for re-election as a director of ADT Inc. upon the expiration of the Executive’s initial term as a director and upon the expiration of each subsequent term thereafter.

(iii)    The principal place of the Executive’s employment shall be the Company’s corporate headquarters in Boca Raton, Florida. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.

3.	Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, but prior to the Effective Date, the Executive shall receive a base salary at a rate of six hundred seventy-five thousand dollars ($675,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to annual review and possible increase (but not decrease) as determined by the Board in its sole discretion (the “Annual Base Salary”). As of the Effective Date, the Executive’s Annual Base Salary shall be increased to one million dollars ($1,000,000).

(b)    Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). Prior to the Effective Date, the Executive will have a target Annual Bonus amount equal to one hundred percent (100%) of the Annual Base Salary (the “Target Bonus”). As of the Effective Date, the Executive’s Target Bonus shall be increased to one hundred twenty-five percent (125%) of the Annual Base Salary. For calendar year 2018, the Executive’s Annual Bonus shall be determined using a weighted average of the Executive’s pre- and post-Effective Date Target Bonus opportunities (i.e., assuming an Effective Date occurring on December 1, 2018, 11/12ths of $675,000, plus 1/12th of $1,250,000). The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive at the beginning of such year. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto).

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Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company on the date of payment; provided, however, that notwithstanding the foregoing, the Executive shall be entitled to a prorated portion of the Annual Bonus payable with respect to any calendar year in which his employment ends as a result of the Company’s non-extension of the Term pursuant to Section 2(b) (provided that such termination would not have constituted a termination for Cause under this Agreement), determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto).

(c)    Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, in accordance with their terms, including, without limitation, pension benefits and medical and welfare benefits.

(d)    Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year, in accordance with the Company’s vacation policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(e)    Equity Awards. As soon as practicable after the date of this Agreement, the Executive shall be granted additional options to purchase one million (1,000,000) shares of ADT’s common stock (“New Options”). The New Options shall have the same terms and conditions as the previous grants of options that were granted on January 18, 2018, by ADT to the Executive in connection with ADT’s initial public offering (including a three-year cliff-vesting schedule and term, which vesting schedule will commence as of the Effective Date), except that the exercise price per share of the New Options shall be equal to the fair market value of a share of ADT common stock on the date of grant (as determined under the ADT 2018 Omnibus Incentive Plan). Notwithstanding the foregoing, if the date of grant occurs at a time when ADT is in a closed trading window, then the date of grant will be the first date thereafter that occurs (i) in an open trading window and (ii) on which the New York Stock Exchange is open for trading. During the Term, following the Effective Date, in addition to the New Options, the Executive shall be eligible to participate in ADT’s long-term incentive plans as generally made available to other senior executives of the Company and its Affiliates. During the Term, commencing with the long-term incentive award for fiscal year 2019, the Executive will be eligible to receive a long-term incentive award (at the time awards are made to the other senior executives of the Company and its Affiliates) with a target value (as determined by the Compensation Committee of the Board) equal to 450% of the Executive’s then-current Annual Base Salary.

(f)    Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

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4.Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term resulting from a non-renewal pursuant to Section 2(b) above by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)    Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death.
(ii)Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii)Termination with Cause. The Company may terminate the Executive’s employment with Cause.

(iv)Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)Resignation with Good Reason. The Executive may resign from his employment with Good Reason.

(vi)Resignation without Good Reason. The Executive may resign from his employment without Good Reason upon not less than forty-five (45) days’ advance written notice to the Board.

(b)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(v), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the

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date specified in such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(c)    Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from his position on the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other Affiliates of the Company) and from all other positions and offices that the Executive then holds with the Company and its Affiliates.

5.	Company Obligations upon Termination of Employment.

(a)    In General. Subject to Section 11(b), upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive
(i)any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(f), (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c) (other than severance plans, programs, or arrangements, including, but not limited to, the ADT Corporation Change in Control Severance Plan, the ADT Corporation Severance Plan for U.S. Officers and Executives, and the ADT LLC Severance Plan for U.S. Employees), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits.

(b)    Termination without Cause or Resignation with Good Reason. Subject to Section 11(b), if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv) or if the Company elects not to renew the term of this Agreement and terminate the Executive’s employment hereunder in accordance with Section 2(b) above, or if the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), the Company shall, in addition to the benefits and payments under Section 5(a)-

(i)    continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period (the “Severance Period”) beginning on the Date of Termination and ending on the earlier to occur of (A) the twenty-four (24) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7;

(ii)    continue to provide coverage during the Severance Period for the Executive and any eligible dependents under all Company health and welfare plans in which the Executive and any such dependents participated immediately prior to the Date of Termination, to the extent permitted thereunder (and to the extent that such benefits may be provided under applicable law without penalty) and subject to any active-employee cost-sharing or similar provisions in effect for the Executive thereunder as of immediately prior to the Date of Termination; and

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(iii)    subject to the Executive’s compliance with the covenants contained in Sections 6 and 7, pay the Executive a prorated portion of the Annual Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year.

provided, however, that notwithstanding the foregoing, (x) the amounts payable to the Executive under this Section 5(b) shall be contingent upon and subject to the Executive’s execution and non- revocation of a general waiver and release of claims agreement in the Company’s customary form (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination; and (y) the installment payments pursuant to this Section 5(b) shall commence on the first payroll period following the effective date of such release of claims, and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.

(c)    Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6.	Non-Competition; Non-Solicitation; Non-Hire.

(a)    The Executive shall not, at any time during the Term or during the twenty-four (24) month period following the Date of Termination:

(i)    directly or indirectly engage in, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity that competes with any of the businesses of the Company or any entity owned by the Company. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business;

(ii)    directly or indirectly solicit, on his own behalf or on behalf of any other Person or entity, the services of, or hire, any individual who is (or, at any time during the previous year, was) an employee, independent contractor, or director of the Company (other than an individual who was within the previous year his personal assistant or secretary), or solicit any of the Company’s then-current employees, independent contractors, or directors to terminate services with the Company, provided that (A) following the six (6) month anniversary of the Date of Termination, the foregoing shall not apply to any employee, independent contractor or director who has been terminated by the Company at least six (6) months prior to such solicitation, and (B) the placement of general advertisements in newspapers, magazines or electronic media shall not, by itself, constitute a breach of this Section 6(a)(ii); or

(iii)    directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber, or supplier of the Company

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to terminate its arrangement with the Company, or otherwise change its relationship with the Company.

(b)    In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)    As used in this Section 6, the term “Company” shall include ADT Inc., the Company, and any direct or indirect subsidiaries thereof or any successors thereto.

(d)    The provisions contained in Section 6(a) may be waived with the prior written consent of the Board.

7.	Nondisclosure of Proprietary Information; Nondisparagement.

(a)    Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use, for his benefit or the benefit of any Person, firm, corporation, or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment (“Proprietary Information”), or deliver to any Person, firm, corporation, or other entity any document, record, notebook, computer program, or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use, for his benefit or the benefit of any Person, firm, corporation, or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them the Proprietary Information identified herein is important and material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)    Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, and financial documents, and any other documents, concerning the Company’s customers, business plans, marketing strategies, products, or processes.

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(c)    The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(d)    The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders, or Affiliates, either orally or in writing, at any time and the Company shall use its reasonable best efforts to cause its officers and directors not to disparage the Executive at any time; provided, however, that the Executive may, and the Company’s officers and directors may (A) confer in confidence with his (or in the case of an officer or director, their personal or the Company’s) legal representatives,
(B)make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity, and/or (C) make truthful statements in the course of performing his or their duties to the Company. As used in this Section 7, the term “Company” shall include ADT Inc., the Company, and any direct or indirect subsidiaries thereof or any successors thereto.

8.Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

9.Indemnification. During the Executive’s employment and service as a director or officer (or both) and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and By-laws to the maximum extent allowed under the laws of the State of Delaware and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges, and expenses incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, or employee of the Company or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 9 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

10.Cooperation. The Executive agrees that during and after his employment with the Company, the Executive will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to the Executive (each, an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to

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participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation following his Date of Termination.

11.	Section 409A of the Code.

(a)    General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(a) or Section 5(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;
(ii)if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5(a) or Section 5(b), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under

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Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 11(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and
(v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

12.	Section 280G of the Code.

(a)    If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) (a “Change in Control”) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or
(2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b)    Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding

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upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by the Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

(c)    Notwithstanding the foregoing, in the event that no stock of the Company is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change in Control, the parties may elect to submit to a vote of shareholders for approval the portion of the Transaction Payments that exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

13.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.

14.Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

15.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

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(a)    If to the Company:

ADT LLC
1501 Yamato Rd. Boca Raton, FL 33431 Fax: 855-238-0131
Attention: Chief Legal Officer and a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, New York 10019-6064 Fax: (212) 757-3990
Attention: Lawrence I. Witdorchic

(b)    If to the Executive, at his most recent address on the payroll records of the Company.

17.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18.Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet and the Prior Agreement). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

19.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

20.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

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21.Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

22.Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. In the event of any dispute between the Company and the Executive (including, but not limited to, under or with respect to this Agreement), subject to the Executive prevailing on at least one material claim or issue asserted in such dispute, the Company shall reimburse the Executive for all attorneys’ fees and other litigation costs incurred by the Executive in connection with such dispute. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

23.Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

24.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

25.Employee Acknowledgement. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.
[signature page follows]

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The parties have executed this Agreement as of the date first written above.

COMPANY

ADT LLC

By:	/s/ P. Gray Finney
Name: P. Gray Finney
Title: Senior Vice President, Chief
Legal Officer and Secretary

EXECUTIVE
/s/ James D. DeVries
James D. DeVries

[Signature Page to James D. DeVries Second Amended & Restated Employment Agreement]

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